UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   HABIG, DOUGLAS A
   1600 ROYAL STREET
   JASPER, IN  47549
   USA
2. Issuer Name and Ticker or Trading Symbol
   KIMBALL INTERNATIONAL, INC.
   KBALB
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   10/31/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CHAIRMAN, CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Class B Common Stock       |10/19/|A(1)|V|912               |A  |$17.53     |225,668            |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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          "                |      |    | |                  |   |           |19,560 (2)         |I     |Wife                       |
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          "                |      |    | |                  |   |           |256 (2)            |I     |Family Tr                  |
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          "                |      |    | |                  |   |           |182 (2)            |I     |DAHabig Tr                 |
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          "                |      |    | |                  |   |           |83,252 (2)         |I     |Children                   |
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          "                |      |    | |                  |   |           |1,030 (3)          |I     |Family Tr                  |
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          "                |      |    | |                  |   |           |494,954 (3)        |I     |Family Tr                  |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Class A Common Stock (|        |     |    | |           |   |     |     |Class B Comm|       |       |628,578     |D  |            |
4)                    |        |     |    | |           |   |     |     |on          |       |       |            |   |            |
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          "           |        |     |    | |           |   |     |     |"           |       |       |77,551 (2)  |I  |Wife        |
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          "           |        |     |    | |           |   |     |     |"           |       |       |254,578 (2) |I  |Children    |
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          "           |        |     |    | |           |   |     |     |"           |       |       |123,878 (2) |I  |DAHabig Tr  |
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          "           |        |     |    | |           |   |     |     |"           |       |       |444,896 (2) |I  |Family Tr   |
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          "           |        |     |    | |           |   |     |     |"           |       |       |39,724 (3)  |I  |Family Tr   |
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          "           |        |     |    | |           |   |     |     |"           |       |       |701,327 (3) |I  |Family Tr   |
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Stock Option (Right to|$17.53  |10/19|A(1)|V|456        |A  |10/19|10/18|"           |456    |N/A    |456         |D  |            |
 Buy)                 |        |/99  |    | |           |   |/01  |/04  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Acquired pursuant to the Kimball International 1996 Director Stock Compensation and Option Plan.
(2) Beneficial ownerhip
disclaimed.
(3) The reporting person is a co-trustee and beneficiary of the trust and disclaims beneficial ownership except to the extent of his economical interest in the trust.
(4) Class A Common Stock is convertible to Class B Common Stock on a share-for-share basis.